Exhibit 99.1

News Release

Contact: Brad Cohen Public Relations Quantum Corp. (408) 944-4044 brad.cohen@quantum.com Marilyn Keys Investor Relations Quantum Corp. (408) 944-4450 ir@quantum.com	For Release: March 27, 2009 5:30 a.m. PDT

QUANTUM CORPORATION COMMENCES TENDER OFFER FOR ITS 4.375% CONVERTIBLE SUBORDINATED NOTES DUE 2010

SAN JOSE, Calif., March 27, 2009 – Quantum Corp. (NYSE:QTM), the leading global specialist in backup, recovery and archive, today announced that it has commenced a tender offer for up to $142 million in aggregate principal amount of its outstanding 4.375% Convertible Subordinated Notes due 2010 (the “Notes”). Quantum intends to finance the tender offer with the net proceeds of a term loan it expects to receive from EMC Corporation (the “EMC Loan”), pursuant to a financing commitment for a term loan credit facility of up to $100 million.

The tender offer will expire at 5:00 p.m., EDT time, on May 12, 2009, unless extended (as such time may be extended, the “expiration date”). Noteholders who validly tender, and do not properly withdraw, their Notes at or prior to the expiration date will receive $700 for each $1,000 principal amount of Notes purchased in the tender offer, plus accrued and unpaid interest to, but not including, the date of payment for the Notes accepted for payment. Tenders of Notes must be made at or prior to the expiration date, and Notes may be withdrawn at anytime at or prior to the expiration date.

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Quantum Corporation Commences Tender Offer for Its 4.375% Convertible Subordinated Notes Due 2010

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To the extent that acceptances of all validly tendered Notes would require the Company to purchase more than $142 million in aggregate principal amount of Notes in connection with the Offer, Quantum will allocate acceptances on a pro rata basis among the tendering noteholders.

The tender offer is contingent upon the satisfaction of certain conditions, including that no less than $135 million in aggregate principal amount of Notes have been tendered to Quantum and that Quantum has received at least $100 million in gross proceeds from the EMC Loan. The closing of the EMC Loan is subject to the execution of definitive loan documentation and other customary closing conditions.

Full details of the terms and conditions of the tender offer are included in the Offer to Purchase, dated March 27, 2009, and Quantum’s Schedule TO-I which has been filed with the Securities and Exchange Commission.

Quantum has retained Credit Suisse to act as the dealer manager for the tender offer, which can be contacted at (212) 325-2000. Requests for the Offer to Purchase and other documents relating to the tender offer may be directed to Global Bondholder Services Corporation, the information agent, which can be contacted at (212) 430-3774 (for banks and brokers only) or (866) 488-1500 (for all others toll-free).

Neither Quantum, nor any member of its Board of Directors, nor the dealer manager nor the information agent is making any recommendation to noteholders as to whether to tender or refrain from tendering their Notes into the tender offer. Noteholders must decide whether they will tender in the offer and, if so, how many Notes they will tender.

This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The tender offer is only being made pursuant to the tender offer documents, including the Offer to Purchase and the related letter of transmittal that Quantum is distributing to noteholders. The tender offer is not being

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made to noteholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Quantum

Quantum Corp. (NYSE:QTM) is the leading global storage company specializing in backup, recovery and archive. Combining focused expertise, customer-driven innovation, and platform independence, Quantum provides a comprehensive, integrated range of disk, tape, and software solutions supported by a world-class sales and service organization. This includes the DXi-Series, the first disk backup solutions to extend the power of data deduplication and replication across the distributed enterprise. As a long-standing and trusted partner, the company works closely with a broad network of resellers, OEMs and other suppliers to meet customers’ evolving data protection needs. Quantum Corp., 1650 Technology Drive, Suite 800, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

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Quantum and the Quantum logo are trademarks of Quantum Corporation registered in the United States and other countries. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Specifically, without limitation, statements relating to the closing and funding of the EMC loan described above are forward-looking statements within the meaning of the Safe Harbor. All forward-looking statements in this press release are based on information available to Quantum on the date hereof, and Quantum assumes no obligation to update any such forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Quantum’s actual results to differ materially from those implied by the forward-looking statements. These risks include the risk that closing conditions for the EMC loan or the repurchase of Quantum’s convertible debt are not satisfied as well as the risks set forth in Quantum’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors,” in Quantum’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 9, 2009 and in Quantum’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 13, 2008. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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